Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bowne & Co., Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102046, 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045) on Forms S-8 and in the registration statement (No. 333-109810) on Form S-3 of Bowne & Co., Inc. and subsidiaries of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Bowne & Co., Inc. and subsidiaries.

As discussed in our report dated March 16, 2009, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” as of January 1, 2007, and Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” as of January 1, 2008.

/s/  KPMG LLP

New York, New York
March 16, 2009